EXHIBIT 99.1

CONSENT OF PIPER JAFFRAY & CO.

We hereby consent to the inclusion in Amendment No. 4 to the Registration Statement on Form S-4 of Rudolph Technologies, Inc. (“Rudolph”) relating to the proposed merger of August Technology Corporation with NS Merger Sub, Inc., a wholly owned subsidiary of Rudolph (the “Registration Statement”), of our opinion letter, dated December 8, 2005, and to the references of our firm’s name therein. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ PIPER JAFFRAY & CO.

Piper Jaffray & Co.

January 13, 2006